Exhibit 99.2

Anavex to Present at the 2016 Rett Syndrome Symposium

NEW YORK – June 23, 2016 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL) a clinical-stage biopharmaceutical company developing differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental diseases including Alzheimer’s disease, other central nervous system (CNS) diseases, pain and various types of cancer, today announced that preclinical data for ANAVEX 2-73, the company’s lead drug candidate, is featured in a presentation at the 2016 Rett Syndrome Symposium.

The session, titled “ANAVEX 2-73 as a Potential Treatment for Rett Syndrome and Other Pediatric or Infantile Disorders with Seizure Pathology,” is being presented by Christopher U. Missling, PhD, President and Chief Executive Officer of Anavex, on Thursday, June 23, 2016, at 3:50 p.m. CDT. The presentation is available on the publications page of the Anavex website.

The presentation features preclinical ANAVEX 2-73 data in anxiety, epilepsy, infantile spasms, Rett syndrome, Fragile X syndrome, Autism-related disorders and highlights the underlying commonalities within neurodevelopmental indications.

The 14th Annual Rett Syndrome Symposium is an international, interdisciplinary meeting focused on new developments in Rett syndrome research. This year’s conference takes place June 22-24, 2016 at the Eaglewood Resort in Itasca, Illinois and includes sessions on fundamental science, translational and clinical research and neuro-habilitation research.

About Rett Syndrome

Rett syndrome is a rare non-inherited genetic postnatal progressive neurodevelopmental disorder that occurs almost exclusively in girls and leads to severe impairments, affecting nearly every aspect of the child’s life: their ability to speak, walk, eat, and even breathe easily. The hallmark of Rett syndrome is near constant repetitive hand movements while awake. It is characterized by normal early growth and development (6 to 18 months) followed by a slowing of development, loss of purposeful use of the hands, distinctive hand movements, slowed brain and head growth, problems with walking, seizures, and intellectual disability. There is currently no cure for Rett syndrome and treatment of the disorder is symptomatic. Management of the symptoms is done through a multidisciplinary approach utilizing medication for motor difficulties, breathing irregularities, and control of seizures through anticonvulsant drugs. Rett syndrome is caused by mutations in the MECP2 gene and strikes all racial and ethnic groups and occurs worldwide in approximately 1 in every 10,000-15,000 live female births.

About Infantile Spasms

A rare yet devastating condition, infantile spasms is a seizure disorder that typically occurs during the first 4-11 months of childhood. Infantile spasms represent a major issue as they are resistant to treatments, they have dire consequences in terms of delayed development, progression into other devastating epilepsy syndromes and those partially effective treatments have serious side effects, including death. Infantile spasms usually stop by age five, but may be replaced by other seizure types. Many underlying disorders, such as birth injury, metabolic disorders, and genetic disorders can give rise to spasms, making it important to identify the underlying cause. In many children, no cause can be found.

About Fragile X Syndrome and Autism Spectrum Disorders

Fragile X syndrome is the most common form of inherited intellectual disability and the most frequent single gene cause of autism, affecting approximately 1 in 4,000 males and 1 in 6,000 females. The disorder is caused by the unstable expansion of a CGG repeat in the FMR1 gene and abnormal methylation, which results in suppression of FMR1 transcription and decreased protein levels in the brain. The average age of Fragile X syndrome diagnosis of boys and girls are, 35 to 37 months and 42 months, respectively. Behavioral abnormalities, including Autism Spectrum Disorder, are common.

Autism Spectrum Disorder is a behavioral diagnosis while Fragile X syndrome is a medical/genetic diagnosis. Many studies have evaluated the Fragile X syndrome-Autism Spectrum Disorders link over the past decade. Since many children with Fragile X syndrome are interested in social interactions, they may not meet the diagnostic criteria for Autism Spectrum Disorders, even though they exhibit some features of Autism Spectrum Disorders such as poor eye contact, shyness, social anxiety, hand-flapping and sensory issues. Autism is much more common in boys with Fragile X syndrome than in girls with Fragile X syndrome. According to the CDC, a national parent survey found that 46% of males and 16% of females with Fragile X syndrome have been diagnosed or treated for Autism Spectrum Disorders.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental diseases including Alzheimer’s disease, other central nervous system (CNS) diseases, pain and various types of cancer. Anavex’s lead drug candidate, ANAVEX 2-73, is currently in a Phase 2a clinical trial for Alzheimer’s disease. ANAVEX 2-73 is an orally available drug candidate that targets sigma-1 and muscarinic receptors and successfully completed Phase 1 with a clean safety profile. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer’s disease. It has also exhibited anticonvulsant, anti-amnesic, neuroprotective and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy and others. The Michael J. Fox Foundation (MJFF) for Parkinson’s Research has awarded Anavex a research grant to develop ANAVEX 2-73 for the treatment of Parkinson’s disease to fully fund a preclinical study, which could justify moving ANAVEX 2-73 into a Parkinson’s disease clinical trial. ANAVEX 3-71, also targeting sigma-1 and M1 muscarinic receptors, is a promising preclinical drug candidate demonstrating disease modifications against the major Alzheimer’s hallmarks in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies, and also with beneficial effects on neuroinflammation and mitochondrial dysfunctions. Further information is available at www.anavex.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Matt Haines

River East Investor Relations, LLC

917-733-9297

mhaines@rivereastir.com

Media:

Jules Abraham

JQA Partners, Inc.

917-885-7378

jabraham@jqapartners.com

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